Exhibit 99.1


FIRST                                        22 West State Street
KEYSTONE                                     Media, PA 19063
FINANCIAL, INC.                              610-565-6210

                  FOR IMMEDIATE RELEASE
                  _____________________


           FIRST KEYSTONE FINANCIAL ANNOUNCES
                 SECOND QUARTER RESULTS

     Media, PA  May 8, 2007 - First Keystone Financial,
Inc.(NASDAQ:FKFS), the holding company for First Keystone
Bank (the "Bank"), reported today net income for the quarter ended March 31, 2007 of $167,000, or $0.07 per diluted share, compared to $19,000, or $0.01 per diluted share, for the same period last year. Net income for the six months ended March 31, 2007 was $255,000, or $0.12 per diluted share, as compared to $464,000, or $0.24 per diluted share, for the same period in 2006.

     Although the inverted yield curve continued to negatively affect earnings in the second quarter, we are pleased to report significant improvement in our earnings in the second quarter of fiscal 2007 as compared to both the same quarter in fiscal 2006 as well as to the December 31, 2006 quarter. Furthermore, although the quarterly results do not reflect it, we continued to make progress in implementing our improved loan underwriting and credit review processes, including the hiring of a full-time credit review officer, as part of our compliance with the supervisory agreements we entered into with the OTS. In addition, in April 2007, we gave notice to redeem $6.0 million of trust preferred securities to be effective in June 2007. The repayment of these borrowings, which carried a cost of 9.1%, will reduce our annual interest expense by approximately $546,000. The redemption of this debt will also reduce the Company's debt-to-equity ratio below 50%, a key part of our capital plan submitted to the OTS in connection with the supervisory agreement.

     Net interest income for the three months ended March 31, 2007 decreased $209,000, or 7.4%, to $2.6 million as compared to the same period in 2006. The decrease in net interest income was primarily the result of a $711,000, or 18.4%, increase in interest expense for the quarter ended March 31, 2007 due to a 68 basis point increase in the weighted average rate paid on interest-bearing liabilities, primarily deposits. However, the increase in interest expense was partially offset by a $502,000, or 7.5%, increase in interest income for the quarter ended March 31, 2007 as compared to the second quarter of fiscal 2006 primarily due to an increase of 48 basis points in the weighted yield earned on its interest-earning assets. The Company's net interest margin decreased by 16 basis points in the second quarter of fiscal 2007 to 2.21%, as compared to 2.37% for the second quarter of fiscal 2006.

     On a linked quarter basis, net interest income increased $158,000, or 6.4%. During the second quarter of fiscal 2007, as compared to the first quarter of fiscal 2007, the Company experienced a 14 basis point increase in the yield earned on average interest-earning assets which was partially offset by a 3 basis point increase in the rates paid on interest-bearing liabilities. Nonwithstanding the challenging interest rate environment and intense competition in the marketplace, the Company was able to improve its net interest margin by 17 basis points to 2.21% during the three months ended March 31, 2007 compared to the December 31, 2006 quarter.






                              4

     At March 31, 2007, non-performing assets decreased $1.3 million to $2.6 million from $3.9 million at December 31, 2006 and $146,000 from $2.7 million at September 30, 2006. During the quarter, the Company's only real estate owned, which consisted of a restaurant located in Chesapeake City, Maryland, was sold for $2.7 million resulting in a pre-tax gain on the sale of $61,000. The reduction in non-performing assets due to the sale of the real estate owned was partially offset by a $1.7 million increase in non-performing loans primarily as a result of a $1.1 million non-accrual commercial real estate loan. The commercial property consists of a bakery along with rental units above the establishment located in center city Philadelphia, Pennsylvania. The Company is continuing to aggressively pursue a workout strategy. At March 31, 2007, the Company's ratio of non-performing assets to total assets was 0.49% compared to 0.75% at December 31, 2006.

     For the three months ended March 31, 2007 as compared to the three months ended March 31, 2006, the provision for loan loss increased $25,000 to $100,000. The provision for loan loss was based on the Company's quarterly review of the credit quality of its loan portfolio, the level of classified assets, the amount of net charge-offs during the second quarter of fiscal 2007 and other factors. The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 136.6% and 242.0% at March 31, 2007 and December 31, 2006, respectively.

     For the quarter ended March 31, 2007, non-interest income increased $53,000 to $853,000 as compared to the same period last year. The increase was primarily the result of a $50,000, or 13.9%, increase in service charges and other fees resulting from higher fees being charged. In addition, the Company recognized a $120,000 gain on sales of tax-exempt investment securities as a result of a change in tax strategy. Offsetting these increases in non-interest income was a $97,000 decrease in the gain on sale of real estate owned property.

     Non-interest expense increased $27,000 to $3.3 million for the quarter ended March 31, 2007 as compared to the same period last year. The increase for the quarter ended March 31, 2007 was primarily due to increases of $55,000 and $17,000 in other non-interest expense and advertising, respectively, partially offset by decreases of $29,000 and $20,000 in salaries and employee benefits and professional fees, respectively.

     The Company recognized an income tax benefit of $48,000 and $142,000 for the quarters ended March 31, 2007 and 2006, respectively. The decrease in the income tax benefit was primarily due to the increase in the income before income taxes experienced in the 2007 period.

     The Company's total assets decreased by $1.0 million from $523.0 million at September 30, 2006 to $521.9 million at March 31, 2007. Cash and cash equivalents increased by $21.6 million to $34.4 million at March 31, 2007 from $12.8 million at September 30, 2006 primarily due to cash flows generated by the sale of investment securities, loan repayments and, to a lesser extent, mortgage-related securities repayments. Loans receivable decreased by $11.7 million from $323.2 million at September 30, 2006 to $311.5 million at March 31, 2007 primarily as a result of the Company experiencing repayments within the commercial real estate loan portfolio. Deposits increased $5.1 million, or 1.4%, from $358.8 million at September 30, 2006 to $363.9 million at March 31, 2007. The increase in deposits resulted from an $8.1 million, or 4.4%, increase in certificates of deposit partially offset by a $3.1 million, or 1.8%, decrease in core deposits (which consist of passbook, money market, NOW and non-interest bearing accounts). In addition, borrowings decreased $12.8 million, or 12.0%, from $107.2 million at September 30, 2006 as a result of excess cash flows being used to reduce overnight borrowings.

     Stockholders' equity increased $6.1 million to $34.7 million at March 31, 2007 from September 30, 2006 primarily due to the Company's completion of the private equity offering raising net proceeds of approximately $5.8 million. The Company issued 400,000 shares of common stock from treasury resulting in a reduction in treasury stock by $6.2 million.







                            5

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


























                              6

                          FIRST KEYSTONE FINANCIAL, INC.
                             SELECTED OPERATIONS DATA
                      (In thousands except per share data)
                                   (Unaudited)

                                                      Three Months Ended       Six Months Ended
                                                           March 31,               March 31,
                                                   _______________________________________________
                                                       2007        2006        2007        2006
                                                   _______________________________________________
Net interest income                                   $2,619      $2,828      $5,081      $5,608
Provision for loan losses                                100         525         175         570
Non-interest income                                      853         800       1,600       1,573
Non-interest expense                                   3,253       3,226       6,390       6,217
                                                   _______________________________________________
Income (loss) before taxes                               119        (123)        116         394
Income tax benefits                                      (48)       (142)       (139)        (70)
                                                   _______________________________________________
Net income                                            $  167      $   19      $  255      $  494
                                                   ===============================================
Basic earnings per share                              $ 0.07      $ 0.01      $ 0.12      $ 0.25
Diluted earnings per share                              0.07        0.01        0.12        0.24
Dividends per share                                       --          --          --        0.11
Number of shares outstanding at end of period      2,427,988   2,023,534   2,427,988   2,023,534
Weighted average basic shares outstanding          2,303,333   1,890,608   2,146,185   1,889,463
Weighted average diluted shares outstanding        2,323,978   1,913,500   2,166,137   1,913,029
_________________________________________________________________________________________________

                      FIRST KEYSTONE FINANCIAL, INC.
                        SELECTED FINANCIAL DATA
                  (In thousands except per share data)
                              (Unaudited)

                                          March 31,     September 30,
                                            2007            2006
                                       _________________________________

Total assets                              $521,916        $522,960
Loans receivable, net                      311,505         323,220
Investment and mortgage-related
  securities available for sale            102,156         103,416
Investment and mortgage-related
  securities held to maturity               38,288          41,612
Cash and cash equivalents                   34,423          12,787
Deposits                                   363,866         358,816
Borrowings                                  94,412         107,241
Junior subordinated debt                    21,465          21,483
Loan loss allowance                          3,525           3,367
Total stockholders' equity                  34,723          28,659
Book value per share                        $14.30          $14.13
















                                         7

                           FIRST KEYSTONE FINANCIAL, INC.
                                OTHER SELECTED DATA
                                   (Unaudited)

                                                At or for the         At or for the
                                              Three Months Ended     Six Months Ended
                                                   March 31,             March 31,
                                             _________________________________________
                                               2007        2006      2007       2006
                                             _________________________________________
Return on average assets (1)                    0.13%      0.01%      0.10%     0.18%
Return on average equity (1)                    1.94%      0.27%      1.61%     3.32%
Interest rate spread (1)                        2.16%      2.36%      2.10%     2.36%
Net interest margin (1)                         2.21%      2.37%      2.13%     2.36%
Interest-earning assets/interest-bearing
  liabilities                                 101.33%    100.10%    100.61%    99.96%
Operating expenses to average assets (1)        2.55%      2.52%      2.49%     2.44%
Ratio of non-performing assets to
  total assets at end of period                 0.49%      0.68%      0.49%     0.68%
Ratio of allowance for loan losses to
  gross loans receivable                        1.12%      1.14%      1.12%     1.14%
Ratio of loan loss allowance to
  non-performing loans at end of period       136.57%     68.79%    136.57%    68.79%


(1)  Annualized.



CONTACT:  Thomas M. Kelly, President
          Rose M. DiMarco, Chief Financial Officer
          (610) 565-6210

























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